Exhibit 99.1
LIFECORE RENEWS MANUFACTURING AGREEMENT WITH ALCON, INC.
CHASKA, MN. January 31, 2008 — LIFECORE BIOMEDICAL, INC. (NASDAQ: LCBM) announced today that it has renewed its manufacturing agreement with Alcon Pharmaceuticals, Ltd., a subsidiary of Alcon, Inc. (NYSE: ACL), the world’s leading eye care company. Lifecore supplies hyaluronan to Alcon for use in Viscoat® ophthalmic viscoelastic solution, which doctors use in eye surgeries such as cataract extraction and intraocular lens implantation. The new agreement extends through December, 2013 and retains minimum purchase commitments and other features of the previous agreement.
“Renewal of the agreement extends Lifecore’s long-standing relationship with our largest customer and the leader in the ophthalmic market,” said Lifecore President and CEO, Dennis J. Allingham. “We are pleased that the renewal term has been extended by five years, and believe it provides another strong indication of Lifecore’s commitment and capability to secure and hold partnerships with medical market leaders.”
Lifecore Biomedical develops, manufactures, and markets biomaterials and medical devices for use in various surgical markets through two divisions, the Hyaluronan Division and the Dental Division. The Hyaluronan Division primarily conducts its business through OEM and contract manufacturing alliances in the ophthalmic, orthopedic and veterinary medical fields. The Dental Division conducts its dental surgery business through direct sales and marketing in the United States, Germany, Italy, Sweden, and France, and through distributors in 49 other countries.
Certain statements in this release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including references regarding the strategic value of the agreement and statements related to the growth of the hyaluronan business. Because of numerous risks and uncertainties in the complex regulatory and competitive aspects of Lifecore’s business activity, including continued sales by Alcon of its Viscoat product, actual results may differ materially from anticipated results. Investors are strongly cautioned to review more detailed discussions of those risks presented in the Company’s Annual Report on Form 10-K for the fiscal year ending June 30, 2007, and other more recent filings.
General corporate information is available on the internet at www.lifecore.com.
CONTACT: 952-368-4300
           Dennis J. Allingham, President and Chief Executive Officer
           David M. Noel, Vice President of Finance and Chief Financial Officer
           Larry D. Hiebert, Vice President and General Manager of Hyaluronan Division
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